Exhibit 99.2

OPENTV CORP.

Q2 2009 Investor Conference Call

Transcript of Prepared Remarks

August 6, 2009

2:00 p.m. PST

Operator

Good day, ladies and gentlemen and welcome to the OpenTV Corporation second quarter 2009 earnings conference call. My name is Mary, and I’ll be your coordinator today. [Operator instructions] I would now like to turn the presentation over to your host for today’s call, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, Mary. Before we begin today, please note that we have made available a short presentation in PDF format containing financial information about OpenTV that members of management may refer to on this call. I invite you to view the presentation by visiting the Investor Relations page of our Web site located at www.opentv.com.

Also, I would remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings, maintain the momentum in our revenue growth and achieve positive net income, and our financial guidance for 2009 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC, and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents we file from time to time with the SEC. Those documents and reports can be viewed on the Investor Relations page of our website. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

During this call, we will also be referring to Adjusted EBITDA and billings, which are non-US GAAP financial measures that management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to US GAAP measures in the financial materials posted on the Investor Relations page. We will also make available a webcast replay of this conference call on our website.

With that, I will now turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Mark, and good afternoon everyone and welcome to OpenTV’s Second Quarter 2009 conference call. I would like to begin today’s call with a quick summary of our Q2 financial results. In the second quarter, OpenTV generated billings of $29.8 million and revenues of $27.6 million. Net income was positive $1.7 million, and we ended the quarter with a balance of $111 million of cash, cash equivalents and marketable debt securities. Given the current economic climate, we’re satisfied with these operating results as it provides a firm foundation for the company’s future.

Before getting into some company highlights for the second quarter, let me make a few statements about our industry in general. We continue to see resilience and strength in the PayTV markets worldwide with set-top box shipments maintaining their positive momentum and demand for advanced television services increasing. A key reason for this trend is the notable increase in competition between traditional network operators and new distribution channels such as IPTV, DTT and, to a lesser extent today, over-the-top providers. In addition, analog to digital conversion worldwide continues at a significant pace, particularly in emerging markets. Of course, the relative strength of the PayTV markets does attract heightened competition, and we are seeing that surface in certain markets around the world. This is to be expected though, and to counter those threats, we will continue investing aggressively in product R&D, customer support and technical innovation which I will discuss in a little more detail shortly.

Now turning to some metrics concerning OpenTV’s recent performance, we posted a slide presentation on our web site today that provides some historical perspective. Slides 3 and 4 of that presentation highlight the steady growth we have achieved in total digital device shipments as well as the growth in our PVR shipments. In Q2, 5.9 million OpenTV-enabled digital devices were shipped, bringing the total shipped to date worldwide to over 133 million. Of the devices shipped in Q2, 1.2 million were PVR-enabled devices, which represents an approximate 147% increase over the second quarter of 2008 and brings the total OpenTV PVR-enabled devices shipped to just over 9.9 million to date. I want to stress that this is a key metric as these more feature rich set-top boxes provide an excellent platform for upselling OpenTV’s valued added services and products.

On the advanced advertising side of our business, we continue to make good progress in the US cable market. I am pleased to report today that Charter Communications, the fourth largest US MSO and one of our current customers for EclipsePlus, has awarded OpenTV a single source deal for EclipsePlus. Under our agreement, the Charter Southeast Division will be added to our current footprint. All told, our EclipsePlus Campaign Management product now serves some 55% of subscribers in the local advertising-enabled US cable market. Now having said that, we do see some short-term softening in the US Advertising market in general primarily as a result of the recession where a drop in TV ad revenues in key areas such as automobile advertising, is impacting downstream technology decisions. However, long term, the fundamental need for advanced TV advertising solutions remains very strong.

Now, let me say a few words about some of our product development initiatives. Innovation is critical to OpenTV’s long-term growth strategy, and we are absolutely committed to investing in our roadmaps. With our strong balance sheet, we believe we can support these commitments better than many of our competitors, particularly in this economic climate where many are cutting back or deferring investment decisions. Our R&D spending over the last few years has consistently been around 30% of revenues compared to a software industry average of 26% of revenues, and we have been able to achieve this level of investment whilst also improving bottom line performance. Our strategy is to continue investing in our R&D headcount for the remainder of 2009 taking advantage of the availability of some really excellent and well-qualified talent worldwide. A portion of this hiring activity is in China where we continue to build a strong operation, and that will be critical for the long term positioning of the company. I am confident that these bets will pay dividends for the company in the long term.

Staying with our roadmap, the key drivers are Performance, Time to Market, Next Generation Devices and intuitive User Interfaces These areas offer tremendous opportunity as we focus on the next generation of our Core middleware platform as well as solutions that embrace over-the-top content, IPTV, DTT and advanced advertising.

Later this year, we will be showcasing, starting with SkyPerfect in Japan, some of the innovations that we have been working on and which will be included in our next major middleware release, OpenTV Core 2.2. Some of the key innovations include:

•	Integrated TV Search – this technology will enable subscribers to easily search and watch content from a multitude of sources;

•	Enhanced PVR – this technology will allow subscribers high reliability PVR capabilities as well as new enhanced features that go beyond today’s traditional PVR experience;

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Home Networking. – this is an area that has really long been talked about but has until recently been a niche requirement. OpenTV will deploy a DLNA-based solution that will enable subscribers to distribute and watch content from multiple sources and devices within the home. I am particularly excited about our innovative efforts in this area;

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Adobe Flash will now be supported by our middleware, which will enable Flash developers throughout the world to create a graphically rich television applications environment; and one final area to highlight is

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Hybrid On-Demand – this is a key technology for our operator customers because it will enable them to supply on-demand content to their subscribers using a variety of VOD delivery mechanisms, including Push, Pull VOD and Progressive download support.

So overall, we continue to maintain a leadership position in our markets. We look forward to making some key product announcements at the upcoming IBC trade show in Amsterdam this September, particularly as it relates to our next generation technologies. We approach this event as a global showcase for OpenTV, and the team has some exciting and innovative solutions that they will be demonstrating under the theme “What’s Next in Television.”

Now, let me take a few moments to provide some regional highlights for the quarter:

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Our EMEA region continues to see new opportunities and represents 52% of our Q2 revenue. We are excited to have commercially launched OpenTV Core2 and PVR2 at VOO, Belgium’s newest cable operator. We also continue to work very closely with key customers in this region such as BSkyB, UPC, Multichoice Africa and Sky Italia.

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Our Asia-Pacific region continues to generate solid growth for OpenTV, particularly as the pace of analog-to-digital conversion grows. This region accounted for 22% of our Q2 revenues. In China, we were proud to announce in the second quarter the launch of one of the most comprehensive digital cable offerings in China with Southern Yinshi Network Media, a subsidiary of one of China’s leading broadcasting groups,

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The Americas accounted for 26% of our Q2 revenues. We continue to enjoy strong relationships with Comcast and Time Warner Cable, who are very much committed to our advertising campaign management solution. On the middleware side, our relationship with key operators in the region such as Echostar and NET in Brazil remains strong. We are deploying our advanced Core2 solutions for NET in Brazil, Latin America’s largest cable operator, in support of their new high-definition TV offering. In addition, I am excited to say that in Q3 we will be deploying our first commercial IPTV solution in the US through our partnership with Innovative Systems. Innovative Systems has integrated OpenTV into its turnkey digital television solution for the US Telco market. While initial deployments are expected to be with smaller Tier 2/Tier 3 customers, I don’t want to underestimate this launch as it remains a significant milestone for the company as a state of the art turnkey solution featuring an integrated IPTV middleware and advanced PVR solution.

In closing, the second quarter was another solid quarter for OpenTV. We remain cautiously optimistic for the company and our key markets for the rest of the year and into 2010. The management team and all of our staff at OpenTV remain focused on execution and delivering a suite of next generation products aimed at positioning the company at the very forefront of the digital TV industry.

Before I hand over to Shum, I want to add one further comment regarding the recent proposal by the Kudelski Group, which as our investors know, was not ratified by the special committee of our board of directors. I know many investors wonder what that may mean for OpenTV’s relationship with its controlling shareholder, particularly given some of the public comments that were made after the special committee’s decision. What I can say to you today is that management’s focus was and always will be to run the business as efficiently as possible and to ensure that the company continues to fire on all cylinders particularly around product development and customer support. The company has been making significant investments in the business, and we will continue to work with our Board around the levels of both organic investment as well as potential strategic transactions. As for the Kudelski relationship as a whole, I want to reiterate that this remains strong. We continue to work closely with Kudelski companies with which we have significant joint interests such as joint customers and common competitors. We believe this strategy is in the interest of all our shareholders, and we want to see this relationship flourish. I can assure you that the OpenTV Board and management team are fully committed to the long term growth and strength of OpenTV and we continue to work effectively on a day-by-day basis. There is no question that there are challenges ahead, but we thrive on challenges and the company is well-positioned in what is an exciting and growing worldwide digital TV market.

With that, I’m going to hand over the call to Shum who will discuss the second quarter results in more detail. Shum?

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben, and good afternoon, everyone.

Billings in Q2 09 were $29.8 million, down $300,000 compared to Q2 08, primarily reflecting a $1.4 million reduction in billings from our Advertising segment. Billings in the Middleware segment were $27.4 million, $1.5 million higher than Q2 08, primarily reflecting increased billings to UGC, TV Cabo and Portugal Telecom, partially offset by lower billings to Reliance in India. Billings in the Advertising segment were $2.4 million in Q2 09, $1.4 million below billings in Q2 08, primarily reflecting a shift in our pricing model for our EclipsePlus product towards an upfront license fee model.

Revenues in Q2 09 were $27.6 million, up $800,000 from revenues of $26.8 million in Q2 08, reflecting an increase of $1.3 million in Middleware segment revenues and a decrease of $500,000 in Advertising segment revenues. Royalties and licenses revenues from the Middleware segment were $18.8 million in Q2 09, up $2.1 million or 13%, over revenues of $16.7 million in Q2 08, reflecting higher revenues from UGC, TV Cabo and Portugal Telecom, partially offset by lower revenues from Reliance. Services and other revenues from the Middleware segment were $6 million, $800k below Q2 08 when we had completed and recognized revenues on a large number of professional services contracts, including NET in Brazil and BSkyB. Revenues in the Advertising segment were $2.8 million in Q2 09, $500K below revenues of $3.3 million in Q2 08, reflecting decreased revenues from Time Warner Cable.

Deferred revenue at the end of Q2 09 was $38.7 million compared to deferred revenue of $33.2 million at the end of 2008, primarily reflecting increased billings to DishTV India and FOXTEL that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q2 09 was $4 million¸ $1.5 million better than in Q2 08, primarily reflecting increased revenues of $800,000 and reduced amortization costs of $700,000. Contribution margin in the Middleware segment was $8.5 million, or 34% of the segment revenues, compared to a contribution margin of $8.0 million, 34% of the segment revenues in Q2 08. Contribution margin in the Advertising segment was $200,000 in Q2 09, consistent with Q2 08.

Interest income in Q2 09 was $100,000, compared to $600,000 in Q2 08, reflecting lower interest rates on our investment portfolio, which consists of short-term debt securities issued by US government entities and other highly-rated institutions. Other income in Q2 09 was an expense of $400,000 compared to a gain of $400,000 in Q2 08 when we benefited from foreign exchange gains on a portion of our cash balances denominated in non-US currencies.

Net income in Q2 09 was $1.7 million, compared to breakeven net income in Q2 of 08.

Our balance sheet and financial position remain strong. Our portfolio of cash, cash equivalents and marketable debt securities as of June 30, 2009 was $111 million compared to $100 million on June 30, 2008 and $103 million on December 31, 2008.

Now moving to guidance – our guidance remains unchanged from our last earnings conference call held on May 7. We expect full year billings to be in the range of $125 million to $135 million and full year GAAP revenues to be in the range of $117 million to $123 million. As Ben mentioned, we continue to invest in process improvements and product development efforts to maintain a competitive roadmap, but we continue to expect to be profitable at the net income level for full year 2009.

And now Ben, Mark, and I will be pleased to answer your questions.